Exhibit 99.1

ARCH CAPITAL GROUP LTD. ANNOUNCES ESTIMATE OF LOSSES

FROM 2004 THIRD QUARTER HURRICANES AND TYPHOON SONGDA

HAMILTON, BERMUDA, October 5, 2004 — Arch Capital Group Ltd. [NASDAQ: ACGL] announced today that, based upon current estimates, it expects net losses, on an after-tax basis, resulting from recent Hurricanes Charley, Frances, Ivan and Jeanne and Typhoon Songda to impact 2004 third quarter net income by approximately $140 million, or $1.90 per diluted share, and it expects to report positive operating income for the 2004 third quarter.

The estimate relating to these events is based on currently available information derived from modeling techniques, industry assessments of exposure and claims information obtained from the Company’s clients and brokers.  The Company’s actual losses from these events may vary materially from the estimate due to the inherent uncertainties in making such determinations resulting from several factors, including the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, as well as the high frequency of recent catastrophic events and the effects of any resultant demand surge on claims activity.

Arch Capital Group Ltd., a Bermuda-based company with over $2.3 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries (collectively, the “Company”) may include forward-looking statements which reflect the Company’s current views with respect to future events and financial performance.  Forward-looking statements involve the Company’s current assessment of risks and uncertainties, which may cause actual events and results and prospects to differ materially from those expressed or implied in these statements.  Certain information regarding such risks and uncertainties is set forth in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John D. Vollaro
(441) 278-9250